MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

December 4, 2008

Securities and Exchange Commission

Branch Chief / Accounting

RE: Whitemark Homes, Inc.

Commission File number: 000-08301

It has come to our attention that interim financials for the following period was filed without auditor review. We advised that these financials should not be relied on and the filer be required to file an 8-k of Non-Reliance immediately which the filer apparently ignored. We further advise the Securities and Exchange Commission that as of December 4, 2008 we are resigning as Auditors of record because of non compliance on the part of the filer.

Reporting Period	File Date
September 30, 2008	November 12, 2008

Thank you.

Very truly yours,

Moore + assoc

Moore & Associates, Chartered

Las Vegas, Nevada

6490 WEST DESERT INN ROAD, LAS VEGAS, NEVADA 89146 (702) 253-7499 Fax: (702)253-7501